Exhibit 4.1

The McGraw-Hill Companies

STANDARD & POOR’S

Frank A. Ciccotto, Jr.	55 Water Street, 45th Floor
Managing Director	New York, New York 10041
Evaluation/Information	Tel 212-438-4417
Securities Evaluation Services	Fax 212-438-7748
frank ciccotto@standardandpoors.com

September 24, 2003

Citigroup Global Markets Inc.

300 1st Stamford Place, 4th Floor

Stamford, Connecticut 06902

JPMorgan Chase Bank

4 Chase MetroTech Center, 3rd Floor

Brooklyn, New York 11245

Re:	Tax Exempt Securities Trust, National Trust 375 (Intermediate/Long Series), National Trust 376, Florida Trust 130, New York Trust 235 and Pennsylvania Trust 129

Gentlemen:

We have examined Registration Statement File Nos. 333-106463, 333-108231, 333-107972, 333-107967 and 333-106474 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Vice President

FAC/gmh

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